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                                                               EXHIBIT 99.b.15.c

                       AMERICAN AADVANTAGE MILEAGE FUNDS
                               - PLATINUM CLASS -

                          ADMINISTRATIVE SERVICES PLAN


         AGREEMENT made this __ day of ________, 1995, by and between AMERICAN AADVANTAGE MILEAGE FUNDS (the "Mileage Trust") and AMR INVESTMENT SERVICES, INC. ("AMR").

         WHEREAS, the Mileage Trust, a Massachusetts business trust, is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series (portfolios) of shares (each a "Fund" and, collectively, the "Funds"), each having its own investment policies;

         WHEREAS, the Mileage Trust's Board of Trustees ("Board") has authorized each of the Funds to issue multiple classes of shares, including a class to be designated as the Platinum Class, and in the future may authorize new Funds to issue multiple classes, including the Platinum Class;

         WHEREAS, the Mileage Trust desires to adopt an Administrative Services Plan ("Plan") with respect to the Platinum Class;

         NOW, THEREFORE, the Mileage Trust hereby adopts this Plan with respect to the Platinum Class.

         1. A Fund is authorized to pay to AMR or to such other entities approved by the Board, as compensation for administrative services provided by such entities to Platinum Class shareholders, an aggregate fee at the rate of up to 0.55% on an annualized basis of the average daily net assets of the Platinum Class of each such Fund which has approved this Plan in accordance with the conditions of approval set forth herein. Such fee shall be calculated and accrued daily and paid quarterly or at such other intervals as the Board shall determine.

         2. AMR or any other entity approved by the Board may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in or relate to the administration of a participating Fund's Platinum Class shares, including, but not limited to, the payment of fees for the purposes of record maintenance, forwarding Fund and shareholder


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communications, and expenses related to aggregating and processing orders for the purchase and redemption of shares.


         3. This Plan shall not take effect with respect to the Platinum Class of a Fund unless it first has been approved, together with any related agreements, by votes of a majority of both (a) the Board and (b) those Trustees of the Mileage Trust who are not "interested persons" of the Mileage Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto ("Independent Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

         4. After approval as set forth in paragraph 3 , this Plan shall take effect and continue in full force and effect with respect to the Platinum Class of a Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

         5. AMR and any other recipient of payments hereunder shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to the Platinum Class of each applicable Fund under this Plan and the purposes for which such expenditures were made.

         6. This Plan may be terminated with respect to the Platinum Class of any Fund at any time by vote of the Board, or by vote of a majority of the Independent Trustees.

         7. This Plan may not be amended to increase materially the amount of fees provided for in paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in paragraph 3 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 4 hereof.

         8. The amount of the fees payable by a Fund to AMR or to any other authorized entity under paragraph 1 hereof is not related directly to expenses incurred by such entities hereunder on behalf of such Fund in providing shareholder services hereunder, and paragraph 2 hereof does not obligate such Fund to reimburse any such entity for such expenses. The fees set forth in paragraph 1 hereof will be paid by such Fund to such entities until the Plan is either terminated or not renewed. If the Plan is terminated or not renewed with respect to a Fund, any shareholder servicing expenses incurred by such entities on behalf of such Fund in excess of payments of the fees specified in paragraph 1 hereof which have been received or accrued through


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the termination date are the sole responsibility and liability of the entity incurring the expenses, and are not obligations of such Fund.

         9. While this Plan is in effect, the selection and nomination of the Independent Trustees shall be committed to the discretion of the Independent Trustees.

         10. As used in this Plan, the term "interested person" shall have the same meaning as the term in the 1940 Act.

         11. The Mileage Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to paragraph 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

         12. The Trustees of the Mileage Trust and the shareholders of the Funds shall not be liable for any obligations of the Trust or the Fund under this Plan, and AMR or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Mileage Trust or the Funds in settlement of such right or claim, and not to such Trustees or shareholders.

         IN WITNESS WHEREOF, the Mileage Trust has executed this plan on the day and year set forth below.


DATE                              AMERICAN AADVANTAGE MILEAGE FUNDS


                                  By:
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